EXHIBIT 99




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CEL-SCI Corporation


8229 Boone Boulevard, Suite 802                          COMPANY CONTACT:
Vienna, VA  22182.  USA                                  Gavin de Windt
Telephone (703) 506-9460                                 CEL-SCI Corporation
 www.cel-sci.com                                         (703) 506-9460

           CEL-SCI ANNOUNCES $1.51 MILLION REGISTERED DIRECT OFFERING

Vienna, VA, Friday, May 1, 2017 - CEL-SCI Corporation (NYSE MKT:CVM) today announced it has entered into a definitive agreement with one institutional investor for an offering of shares of common stock with gross proceeds of approximately $1.51 million in a registered direct offering. The closing of the offering is expected to take place on or about May 3, 2017, subject to the satisfaction of customary closing conditions.

In connection with the offering, the CEL-SCI will issue approximately 13,199,000 registered shares of common stock at a purchase price of $0.115 per share. Concurrently in a private placement, the Company will issue warrants to purchase up to 9,899,250 shares of its common stock. For each share of common stock purchased in the registered direct offering, such investor in the private placement will receive from the CEL-SCI an unregistered warrant to purchase 0.75 share of common stock. The warrants have an exercise price of $0.1214 per share, will be exercisable upon the 6 month anniversary of the issue date, and will expire five and a half years from the issue date.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent in connection with the offering.

CEL-SCI intends to use the net proceeds from the offering for the Phase 3 clinical study and general corporate purposes.

The shares of common stock described above (but not the warrants or the shares of common stock underlying the warrants) are being offered pursuant to a "shelf" registration statement (File No. 333-205444). Such shares of common stock may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

A prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Copies of the prospectus supplement, when filed with the SEC, and accompanying prospectus relating to this offering may also be obtained from H.C. Wainwright & Co., LLC, by emailing placements@hcwco.com or by calling 646-975-6996.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer,

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solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational immunotherapy, Multikine* (Leukocyte Interleukin, Injection), is currently being studied in a pivotal Phase 3 clinical trial as a potential neoadjuvant treatment for patients with squamous cell carcinoma of the head and neck. Subject to the partial clinical hold, the study was designed with the objective that, if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results will be used to support applications that the Company plans to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. Additional clinical indications for Multikine that are being investigated include the treatment of cervical dysplasia in HIV/HPV co-infected women, and the treatment of peri-anal warts in HIV/HPV co-infected men and women. A Phase 1 trial of the former indication (treatment of cervical dysplasia in HIV/HPV co-infected women) has been completed at the University of Maryland. The latter indication (treatment of peri-anal warts in HIV/HPV co-infected men and women) is being studied in a Phase 1 trial at the University of California, San Francisco. CEL-SCI has patents on Multikine from the US, Europe, China, and Japan.

CEL-SCI is also developing its pre-clinical L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology for the potential treatment of pandemic influenza in hospitalized patients and as a potential vaccine for the treatment of rheumatoid arthritis.

The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency.

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Similarly,  its  safety  or  efficacy  has not  been  established  for any  use.
Moreover,  no  definitive   conclusions  can  be  drawn  from  the  early-phase,
clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress and that is currently subject to a clinical hold on enrollment of additional new patients.